THIS AMENDED AND RESTATED LICENSE AND BINDER PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of December 12, 1997 by and between Birmingham Syn Fuel, L.L.C., an Oregon limited liability company (the "Licensee"), and Covol Technologies, Inc., a Delaware corporation (the
"Vendor"), and Alabama Synfuel #1 Ltd., a Delaware limited partnership (the "Licensor").

         WHEREAS Vendor has represented that it has developed a proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other coal derivatives, and that Vendor has granted Licensor a license to such proprietary process pursuant to which Licensor is entitled to license the coal extruding and Briquetting Technology to Licensee.

         WHEREAS Licensor and Vendor have agreed to assign to the Licensee ownership of a coal extruding and briquetting facility located in Birmingham, Alabama (the "Alabama Project"), pursuant to the Alabama Project Purchase Agreement, dated as of March 20, 1997, as amended by letter agreements dated as of June 27, July 7, August 28, 1997 and December 12, 1997, respectively, as the same may be further amended, supplemented or otherwise modified from time to time (the "Purchase Agreement").

         WHEREAS Licensee, Licensor and Vendor wish to amend and restate the terms of the License and Binder Purchase Agreement, dated August 28, 1997, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor, Licensee and Vendor agree as follows:

         Section 1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

                  "Alabama Project" has the meaning set forth in the preamble.

                  "Coal Briquetting Technology" means all intellectual property, inventor's certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectualproperty rights, inventions,

* Confidential material has been omitted from this Exhibit and filed separately with the Securities and Exchange Commission (the "Commission").

discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, and the proprietary binder material used in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, in each case owned or controlled by Vendor or Licensor, to include such information in existence as of the date of this Agreement as well as related information later developed by Vendor or Licensor; provided, however, that the defined term "Coal Briquetting Technology" shall not include the proprietary process developed by Vendor to produce synthetic coke extrusions and briquettes from coke breeze or any technology for other than the processing and production of synthetic coal fuel extrusions and briquettes.

                  "Commercial Use" means any usage of the Coal Briquetting Technology for commercial exploitation and any other usage to which Vendor or Licensor grants prior written consent.

                  "Effective Date" means the date of this Agreement set forth above.

                  "Improvements" has the meaning set forth in the Section 2.3 hereof.

                  "Licensee" has the meaning set forth in the preamble.

                  "Licensor" has the meaning set forth in the preamble.

                  "Purchase  Agreement"  has  the  meaning  set  forth  in   the
preamble.

                  "Vendor" has the meaning set forth in the preamble.

         Section 2 Sublicense Grant.

                  2.1 General. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Vendor hereby consents to such grant by the Licensor and guarantees to Licensee, an exclusive sublicense to use the Coal Briquetting Technology for Commercial Use, in within a one hundred (100) mile radius of the Alabama Project, including to make, have made, use and sell or otherwise transfer products which embody, use or have been developed or manufactured with the Coal Briquetting Technology.

                  2.2 Know-How and Assistance. To enable Licensee to benefit fully from the license of the Coal Briquetting Technology, Licensor and Vendor shall provide access to all documentation, drawings, engineering specifications and other know-how in either Vendor's or Licensor's possession, reasonable access to Vendor's and Licensor's employees or agents who are familiar with the Coal Briquetting Technology, and Improvements to the Coal Briquetting Technology, as defined in Section 2.3, and shall provide such technical advice with regard to the Coal Briquetting Technology as is reasonably requested by Licensee.

                  2.3 Improvements. Each of Licensor and Vendor shall notify Licensee of any improvements, variations or modifications ("Improvements") made on or to the Coal Briquetting Technology promptly after such Improvements are made by it. The term "Improvements" shall include changes that reduce production costs, improve performance, broaden applicability or increase marketability. Each of Vendor and Licensor hereby grants to Licensee an exclusive license to utilize the Improvements made by it for Commercial Use, within a one hundred
(100) mile radius of the Alabama Project, including to make, have made, use, and sell or otherwise transfer products that utilize any such Improvements subject to the terms of this Agreement. It is mutually understood and agreed that all Improvements provided to Licensee by either Vendor or Licensor shall remain the sole and exclusive property of Vendor. This Agreement does not contemplate any jointly developed Improvements. All rights to any jointly developed Improvements shall be subject to the terms and conditions of a separate written agreement between Licensee and Vendor and Licensor entered into prior to undertaking any joint development.

                  2.4 Confidentiality. Licensee hereby agrees not to disclose the Coal Briquetting Technology, except to its agents, employees, directors or representatives who have a need to know about such technology in connection with the operation and maintenance of the Alabama Project and the sale of coal briquettes/extrusions produced by the Alabama Project; provided, however, information which (i) becomes generally available to the public other than as a result of a disclosure by Licensee or its agents, employees, directors or representatives, (ii) was available to Licensee on a non-confidential basis prior to its disclosure pursuant to the terms hereof, or (iii) becomes available to Licensee on a non-confidential basis from a source other than Licensor or Vendee, provided that such source is not known by Licensee or its agents, employees, directors or representatives to be prohibited from transmitting the information to Licensee by any confidentiality agreement with Licensor or Vendor or by any other contractual, legal or fiduciary obligation shall not be subject to the terms of this Section 2.4.

         Section 3  License Fee and Royalty.

                  3.1 License Fee. Licensee shall owe a base license fee to Licensor equal to $500,000 in the event of, and $250,000 of the base license fee shall be due and payable within five (5) Business Days of, (i) the Licensee receives a Letter Ruling satisfactory to it (as contemplated under Section 7.1(i) of the Purchase Agreement), or (ii) the option of PacifiCorp Financial Services, Inc. under the Conditional Option Agreement is terminated unexercised; provided, however, that the remaining $250,000 of the base license fee shall not be due and payable until five (5) Business Days after consummation of the transactions under the Purchase Agreement upon "Substantial Completion" of the Alabama Project as defined in the Construction Contract.

                  3.2 Royalty Amount. On or before each January 31, April 30, July 31, and October 31 from and after the commencement of the payment of principal pursuant to the Promissory Note, Licensee shall pay to Licensor quarterly royalty payments ("Royalty") in an amount equal to the product of (i) *, as adjusted pursuant to the immediately succeeding proviso, multiplied by
(ii) the MM Btu of the extrusions and briquettes produced by the Alabama Project and sold by the Licensee during the immediately preceding quarter; provided, however, that on each anniversary date, commencing

* Confidential material omitted and filed separately with the Commission.

January 1, 1997, the amount set forth in clause (i) shall be adjusted by an amount equal to thirty percent (30%) of the relative change between (y) the "inflation adjustment factor" (as set forth in Section 29(d)(2) of the 1986
Code) calculated for the immediately preceding year and (z) the "inflation adjustment factor" calculated for the penultimate year; provided, further, that for any Royalty paid from and after the time the Promissory Note has been paid in full, the royalty shall be determined by replacing the number "*" set forth in clause (i) with "*."

                  Notwithstanding anything contained herein to the contrary, the obligation of Licensee to make payments of Royalties to Licensor in any quarter shall be limited to an amount equal to the net operating cash flow of the Licensee (which amount shall include the funding of replacement and operating reserves for the Alabama Project).

         Section 4  Binder.

                  4.1 Sales of Binder.

                       4.1.1 Sale and Purchase. Upon the request of Licensee, from time-to-time, Vendor shall sell to Licensee a sufficient quantity of proprietary binder ingredients as is required to operate the Alabama Project up to full capacity. Vendor shall deliver, or cause to be delivered, the proprietary binder ingredients to the Alabama Project, at such times and in such amounts as requested by Licensee. Payments for proprietary binder ingredients delivered by Vendor during any calender month shall be due and payable to Vendor on the last Business Day of the immediately succeeding month.

                       4.1.2 Price. The price which Licensee shall pay to Vendor for the proprietary binder ingredients delivered by or on behalf of Vendor during any calender year shall be an amount equal to (i) the Vendor's direct and actual costs (direct material, shipping and labor costs, third-party manufacturing and transportation costs, binder plant warranty expense, and a percentage of the total overhead costs of Vendor reasonably reflecting the ratio of the administrative costs incurred in connection with the delivery and sale of the proprietary binder ingredients to the total overhead costs of Vendor) reasonably incurred to deliver the proprietary binder ingredients during the immediately preceding calender year,

* Confidential material omitted and filed separately with the Commission.

plus (ii) * of the amount determined pursuant to clause (i).

                       4.1.3 Specifications and Warranties. Vendor represents and warrants that all proprietary binder ingredients shall be merchantable, free from defects, and shall conform to any other agreed to specifications. At Licensee's option, Vendor shall replace, or refund the purchase price and cost of shipment of, all non-conforming proprietary binder ingredients. Vendor will bear the risk of loss of the proprietary binder ingredients while it is in transit.

                       4.1.4 Acceptance and Rejection. All proprietary binder ingredients are subject to Licensee's inspection and test before final acceptance. Acceptance and/or inspection by Licensee shall not constitute a waiver of any latent defect or nonconformity.

                   4.2 Binder Technology License. Vendor represents and warrants that it has delivered to a safety deposit box owned by Licensee a written copy of the formula used by it to manufacture the proprietary binder material in sufficient quantities to operate the Alabama Project up to full capacity, and Vendor covenants to notify Licensee of any improvements, variations or modifications made on or to the formula used by it to manufacture the proprietary binder material promptly after such improvements, variations or modifications are made by it and to provide a copy of any such improved, varied or modified formula for placement in the safety deposit box.

         Section 5 Records; Inspection; Confidentiality. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this
Section 5.

         Section 6 Infringement. If during the term of this Agreement it appears that a third party has infringed any intellectual property rights associated with the Coal

Briquetting  Technology  or  otherwise   misappropriated  any  Coal  Briquetting
Technology, Vendor shall, at Vendor's expense, institute and conduct legal actions against such third party or to enter into such agreements oraccord in settlement as are deemed appropriate by Vendor. Licensee shall have the right to join Vendor as a plaintiff in the prosecution of any infringement or misappropriation action affecting the Alabama Project, provided that Licensee shall bear up to fifty percent (50%) of all the costs and expenses of the action. If Licensee and Vendor have jointly conducted an infringement or misappropriation action, any sums recovered from the third party shall be distributed to Licensee and Vendor in accordance with the percentage of the costs and expenses borne by each, after each party has been reimbursed for costs and expenses incurred by it in prosecuting the action. Licensee shall always have the right to be represented by counsel of its own selection in any action. In no event shall Vendor enter into any agreement or settlement inconsistent with the terms of this Agreement.

         Section 7  Representations and Warranties.

                  7.1 Authority. Each of Vendor, Licensee and Licensor represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise,
(ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

                  7.2  No  Consent.  Each  of  Vendor,   Licensee  and  Licensor
represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

                  7.3 Intellectual Property Matters. Each of Vendor and Licensor warrants that it (i) owns, free and clear of all liens and encumbrances, all intellectual property, inventor's certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, and, the proprietary binder material used in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, (ii) has the right and power to grant to Licensee the licenses granted herein, (iii) has not made any agreement with another in conflict with the rights granted herein, and (iv) has no knowledge that the sale or use of the licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights.

                  7.4 Physical Properties. Each of Vendor and Licensor represents and warrants that (i) as of the date hereof, based on the current information available to Vendor and Licensor, the cost per ton of producing coal extrusions and briquettes at the Alabama Project, using the Coal Briquetting Technology and the proprietary binder ingredients provided hereunder, but not including the cost of the waste coal dust, coal fines and other coal derivatives utilized, is approximately *; (ii) the moisture content loss occurring in the manufacture of the coal briquettes and extrusions using the Coal Briquetting Technology, assuming that the waste coal dust, coal fines and other coal derivatives utilized in connection therewith has an initial moisture content of ten percent (10%) or less, is two percent (2%) or less, as measured over the course of a calendar year; (iii) no waste, noxious fumes or other byproducts result from the manufacture of the coal briquettes and extrusions using the Coal Briquetting Technology, other than waste water, packaging materials and similar items, none of which is noxious or designated as a "hazardous waste" under any Federal, state or local law and all of which will be disposed of in accordance with applicable Federal, state and local law; and (iv) application of the Coal Briquetting Technology in the Alabama Project will result in a chemical change similar in all material respects to the chemical change described in the IRS letter ruling received by Vendor, dated September 8, 1995.

* Confidential  material omitted and filed separately with the Commission.

         Section 8 Term. This Agreement and the license granted hereunder shall be for the period from the Effective Date to and including January 1, 2008, or the corresponding date under Section 29 of the 1986 Code in the event of an extension of the tax credits available under Section 29 of the 1986 Code.

         Section  9  Subordination;   Set  off.  Payments   hereunder  shall  be
subordinate in right of payment to amounts due under the Promissory Note. In addition to any rights of the Licensee under the Transaction Documents and applicable law, any amounts owing to Licensee from either Licensor or Vendor under any of the Transaction Documents may be offset and applied toward the payment of any amounts, or any part thereof, owing to the Licensor or Vendor, whether or not such amounts shall be due and payable.

         Section 10 Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 11 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 12 Notices. All notices required or authorized by this Agreement shall be given to the parties hereto at the addresses, and in accordance with the procedures, set forth in Section 12.3 of the Purchase Agreement.

         Section 13 Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein and/or in the
Transaction Documents. The Transaction Documents supersede all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         Section 14  Governing  Law.  This   Agreement  shall  be  governed   in
accordance with the laws of the State of Utah.

         Executed by the duly authorized representative of the parties on the date and year first above written.

                                            COVOL TECHNOLOGIES, INC.

                                            By: /s/ Brent M. Cook
                                               ------------------
                                            Name: Brent M. Cook
                                            Title: President


                                            ALABAMA SYN FUEL #1 LTD.

                                            By: /s/ Brent M. Cook
                                               --------------------------------
                                            Name: Brent M. Cook
                                            Title: Pres., Covol Tech., Inc. G.P.


                                            BIRMINGHAM SYN FUEL, L.L.C.

                                            By: /s/ Reynold Roeder
                                               ----------------------
                                            Name: Reynold Roeder
                                            Title: Vice President